Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1768
dcarey@lazarpartners.com
Electro-Optical Sciences Provides MelaFind Development Update at Needham
Biotechnology and Medical Technology Conference
IRVINGTON, NY, June 11, 2008 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today provided an update on the MelaFind clinical trials program and Premarket Approval (PMA) preparation plans.
During the past 18 months, over 2,500 pigmented skin lesions and 170 melanomas have been enrolled in several MelaFind clinical trials at 14 sites in the United States, Europe, and Australia. In the blinded pivotal trial for PMA approval that is being conducted at seven centers in the US, over 1,500 lesions from 1,100 patients have been accrued, including more than 100 melanomas, over 85 of which are eligible and evaluable for primary endpoint analyses. Accrual in the pivotal trial will be complete when 93 eligible and evaluable melanomas are confirmed, which is anticipated within several weeks.
“Now that completion of the pivotal trial is imminent, we are focusing on our PMA preparations,” said Joseph V. Gulfo, MD, MBA, President & CEO.
The company also reported on pre-PMA filing discussions with the FDA that took place in May 2008. The FDA reviewer confirmed that the company’s PMA outline and filing strategy were acceptable and provided specific instructions regarding the presentation of data from the pivotal trial.
Dr. Gulfo concluded the development update by stating, “We look forward to a very busy second half of 2008 including the PMA filing in the fourth quarter.”

The presentation was delivered today at the Needham Biotechnology and Medical Technology Conference in New York, and a replay of the webcast will be available on the company website, www.eosciences.com, for 30 days.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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